SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                  SCHEDULE 13G
                                ----------------

                                 Amendment No. 1

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                  Vaxgen, Inc.
                                (NAME OF ISSUER)

                                  Common Stock,
                         (TITLE OF CLASS OF SECURITIES)

                                    922390208
                                 (CUSIP NUMBER)

                                December 31, 2005
             (Date of Event which requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [x] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

                              (Page 1 of 17 Pages)
------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 922390208                  13G/A                 Page 2 of 17 Pages

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Advisory Partners
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          New York
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,269,900
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,269,900
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,269,900
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          4.29%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
              PN; IA
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 922390208                  13G/A                 Page 3 of 17 Pages

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Partners I
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          New York
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    649,100
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                   649,100
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          649,100
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          2.19%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
               PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 922390208                  13G/A                 Page 4 of 17 Pages

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Philip J. Hempleman
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    195,000
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,269,900
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    195,000
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,269,900
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON

                  1,464,900
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          4.95%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
               IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 922390208                  13G/A                 Page 5 of 17 Pages

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Offshore Fund Ltd.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          British Virgin Islands
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    592,300
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    592,300
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          592,300
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          2.0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
               CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 922390208                  13G/A                 Page 6 of 17 Pages

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Partners Fund II, L.P.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    366,100
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    366,100
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          366,100
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          1.24%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
             PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 922390208                  13G/A                 Page 7 of 17 Pages

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Partners Institutional Fund, L.P.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    283,000
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    283,000

-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          283,000
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.96%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
               PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 922390208                  13G/A                 Page 8 of 17 Pages

     The Schedule 13G filed on January 29, 2004 is hereby amended by this Amendment No. 2 to the Schedule 13G.

ITEM 1(a).  NAME OF ISSUER:

         The name of the issuer is Vaxgen, Inc. (the "Company").

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
       1000 Marina Blvd. Ste 200, Brisbane, CA 94005

ITEM 2(a).  NAME OF PERSON FILING:

         This statement is filed by:
         (i) Ardsley Partners Fund II, L.P., a Delaware limited partnership ("AP II"), with respect to the shares of Common Stock (defined in Item 2(d) below) directly owned by it;
         (ii) Ardsley Partners Institutional Fund, L.P., a Delaware limited partnership ("Ardsley Institutional"), with respect to the shares of Common Stock directly owned by it;
         (iii) Ardsley Offshore Fund Ltd., a British Virgin Islands Corporation ("Ardsley Offshore"), with respect to the shares of Common Stock directly owned by it;
         (iv) Ardsley Advisory Partners, a New York general partnership ("Ardsley") which serves as Investment Manager of Ardsley Offshore, and as Investment Adviser of AP II, Ardsley Institutional and certain managed accounts, with respect to the Common Stock directly owned by Ardsley Offshore, AP II, Ardsley Institutional and the managed accounts;
         (v) Ardsley Partners I, a New York general partnership ("Ardsley Partners") which serves as General Partner of Ardsley, AP II and Ardsley Institutional; and
         (vi) Philip J. Hempleman ("Mr. Hempleman"), the managing partner of Ardsley and of Ardsley Partners and may, by virtue of his position as managing partner, be deemed to have power to direct the voting and disposition of the Common Stock held or controlled by Ardsley, Ardsley Partners, AP II, Ardsley Institutional, Ardsley Offshore and the managed accounts. Mr. Hempleman disclaims beneficial ownership of the Common Stock reported herein, other than the portion of such shares which relates to his individual economic interest in AP II or shares he owns individually.

                  The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons". Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:
         The address of the business office of each of the Reporting Persons, with the exception of Ardsley Offshore is 262 Harbor Drive, Stamford, Connecticut 06902.

         The address of the business office of Ardsley Offshore is Romasco Place, Wickhams Cay 1, Roadtown Tortola, British Virgin Islands.

ITEM 2(c).  CITIZENSHIP:
         Ardsley and Ardsley Partners are New York general partnerships. AP II and Ardsley Institutional are Delaware limited partnerships. Ardsley Offshore is a British Virgin Islands Corporation. Mr. Hempleman is a United States Citizen.

ITEM 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $0.001 par value ("Common Stock")

ITEM 2(e).  CUSIP NUMBER:  922390208

CUSIP No. 922390208                  13G/A                 Page 9 of 17 Pages

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ] Broker or dealer registered under Section 15 of the Act

          (b) [ ] Bank as defined in Section 3(a)(6) of the Act


          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

          (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see item 7

          (h) ( ) Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

If this statement is filed pursuant to Rule 13d-1(c), check the box. [X]

CUSIP No. 922390208                  13G/A                 Page 10 of 17 Pages

ITEM 4.   OWNERSHIP.

         A.   Ardsley Advisory Partners
                (a) Amount beneficially owned: 1,269,900
                (b) Percent of class: 4.29% The percentages used herein and in the rest of Item 4 are calculated based upon the 19,607,000 shares of Common Stock issued and outstanding as of June 30, 2005 as reflected on Bloomberg.
                (c) (i) Sole Power to vote or direct the vote: -0-
                   (ii) Shared power to vote or direct the vote: 1,269,900
                  (iii) Sole power to dispose or direct the disposition: -0-
                   (iv) Shared power to dispose or direct the disposition:
                        1,269,900

         B.   Ardsley Partners I
                (a) Amount beneficially owned: 649,100
                (b) Percent of class: 2.19%
                (c) (i) Sole Power to vote or direct the vote: -0-
                   (ii) Shared power to vote or direct the vote: 649,100
                  (iii) Sole power to dispose or direct the disposition: -0-
                   (iv) Shared power to dispose or direct the disposition:
                        649,100

         C.   Philip J. Hempleman
                (a) Amount beneficially owned: 1,464,900
                (b) Percent of class: 4.95%
                (c) (i) Sole Power to vote or direct the vote: 195,000
                   (ii) Shared power to vote or direct the vote: 1,269,900
                  (iii) Sole power to dispose or direct the disposition: 195,000
                  (iv) Shared power to dispose or direct the disposition:
                       1,269,900

         D.   Ardsley Offshore Fund Ltd.
                (a) Amount beneficially owned: 592,300
                (b) Percent of class: 2.0%
                (c) (i) Sole Power to vote or direct the vote: -0-
                   (ii) Shared power to vote or direct the vote: 592,300
                  (iii) Sole power to dispose or direct the disposition: -0-
                   (iv) Shared power to dispose or direct the disposition:
                        592,300

         E.   Ardsley Partners Fund II, L.P.
                (a) Amount beneficially owned: 366,100
                (b) Percent of class: 1.24%.
                (c) (i) Sole Power to vote or direct the vote: -0-
                   (ii) Shared power to vote or direct the vote: 366,100
                  (iii) Sole power to dispose or direct the disposition: -0-
                   (iv) Shared power to dispose or direct the disposition:
                        366,100

         F.   Ardsley Partners Institutional Fund, L.P.
                (a) Amount beneficially owned: 283,000
                (b) Percent of class: 0.96%
                (c) (i) Sole Power to vote or direct the vote: -0-
                   (ii) Shared power to vote or direct the vote: 283,000
                  (iii) Sole power to dispose or direct the disposition: -0-
                   (iv) Shared power to dispose or direct the disposition:
                        283,000

CUSIP No. 922390208                  13G/A                 Page 11 of 17 Pages

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the Common Stock, check the following [X].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

CUSIP No. 922390208                  13G/A                 Page 12 of 17 Pages

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(b))

          By signing below I certify, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business, were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

CUSIP No. 922390208                  13G/A                 Page 13 of 17 Pages

                                    SIGNATURE

          After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:   as of February 14, 2006


                                ARDSLEY PARTNERS FUND II, L.P.
                                BY:  ARDSLEY PARTNERS I,
                                     GENERAL PARTNER


                                BY: /s/ Steve Napoli
                                   --------------------------------
                                   Steve Napoli
                                   General Partner



                                ARDSLEY PARTNERS INSTITUTIONAL FUND, L.P.
                                BY:  ARDSLEY PARTNERS I,
                                     GENERAL PARTNER


                                BY: /s/ Steve Napoli
                                   --------------------------------
                                   Steve Napoli
                                   General Partner



                                ARDSLEY OFFSHORE FUND LTD.


                                BY: /s/ Neil Glass
                                    --------------------------------
                                    Neil Glass
                                    Vice-President and Administrative Manager



                                ARDSLEY ADVISORY PARTNERS
                                By:  ARDSLEY PARTNERS I
                                     GENERAL PARTNER


                                BY: /s/ Steve Napoli
                                   --------------------------------
                                   Steve Napoli
                                   General Partner

CUSIP No. 922390208                  13G/A                 Page 14 of 17 Pages





                                ARDSLEY PARTNERS I
                                BY:  STEVE NAPOLI
                                     GENERAL PARTNER


                                BY: /s/ Steve Napoli
                                   --------------------------------
                                   Steve Napoli
                                   General Partner



                                PHILIP J. HEMPLEMAN, INDIVIDUALLY


                                BY: /s/ Steve Napoli
                                   --------------------------------
                                   Steve Napoli
                                   As attorney in fact for
                                   Philip J. Hempleman

CUSIP No. 922390208                  13G/A                 Page 15 of 17 Pages


                                    EXHIBIT 1
               JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

                  The undersigned acknowledge and agree that the foregoing statement on Schedule 13G/A is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G/A shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated as of February 14, 2006



                                ARDSLEY PARTNERS FUND II, L.P.
                                BY:  ARDSLEY PARTNERS I,
                                     GENERAL PARTNER


                                BY: /s/ Steve Napoli
                                   --------------------------------
                                   Steve Napoli
                                   General Partner



                                ARDSLEY PARTNERS INSTITUTIONAL FUND, L.P.
                                BY:  ARDSLEY PARTNERS I,
                                     GENERAL PARTNER


                                BY: /s/ Steve Napoli
                                   --------------------------------
                                   Steve Napoli
                                   General Partner



                                ARDSLEY OFFSHORE FUND LTD.


                                BY: /s/ Neil Glass
                                    --------------------------------
                                    Neil Glass
                                    Vice-President and Administrative Manager



                                ARDSLEY ADVISORY PARTNERS
                                By:  ARDSLEY PARTNERS I
                                     GENERAL PARTNER


                                BY: /s/ Steve Napoli
                                   --------------------------------
                                   Steve Napoli
                                   General Partner

CUSIP No. 922390208                  13G/A                 Page 16 of 17 Pages

                                ARDSLEY PARTNERS I
                                BY:  STEVE NAPOLI
                                     GENERAL PARTNER


                                BY: /s/ Steve Napoli
                                   --------------------------------
                                   Steve Napoli
                                   General Partner



                                PHILIP J. HEMPLEMAN, INDIVIDUALLY


                                BY: /s/ Steve Napoli
                                   --------------------------------
                                   Steve Napoli
                                   As attorney-in-fact for
                                   Philip J. Hempleman

CUSIP No. 922390208                  13G/A                 Page 17 of 17 Pages


                                    EXHIBIT 2
                          Evidence of Power Of Attorney

          KNOW ALL PERSONS BY THESE PRESENTS, that Philip J. Hempleman, an individual residing at 2 Dublin Hill Drive, Greenwich, CT 06831, does hereby nominate, constitute and appoint Steven N. Napoli, his true and lawful attorney-in-fact, for him, in his name, place and stead, in the sole discretion of any such attorney-in-fact, to prepare, or cause the preparation by other appropriate persons of, and to execute and deliver on behalf of him, in connection with any securities of any entity, any filing of any form under the Securities Exchange Act of 1934, as amended, and to file the same, with all other documents in connection therewith, in each case, with the Securities and Exchange Commission, and generally do all such things in his name and on his behalf in connection therewith consistent with the provisions of the Securities Exchange Act of 1934, as amended, and all requirements of the Securities and Exchange Commission, and to take any and all other action, as any such attorney-in-fact may deem necessary or desirable in connection therewith.

          Philip J. Hempleman hereby ratifies and confirms the execution, delivery and performance (whether before or after the date hereof) of the above-mentioned instruments or other documents by the attorney-in-fact and all that the attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

          Philip J. Hempleman hereby agrees that no person or other entity dealing with the attorney-in-fact shall be bound to inquire into such attorney-in-fact's power and authority hereunder and any such person or entity shall be fully protected in relying on such power of authority.

          This Power of Attorney shall be governed and construed in accordance with the laws of the State of Connecticut without reference to principles of conflicts of law.

          Executed as of this 4th day of February, 2004



                                   PHILIP J. HEMPLEMAN, Individually


                                   BY: /s/ Philip J. Hempleman
                                       -------------------------------
                                       Philip J. Hempleman